Exhibit 99.1

News release

---------------AT THE COMPANY---------------

Brandon Froysland

Director, Finance

(616) 365-1589

FOR IMMEDIATE RELEASE

Monday, August 12, 2019

UFPI announces structure change to promote growth, effective Jan. 1, 2020

Company to change its name to better reflect its products, industries and capabilities

Grand Rapids, Mich., August 12, 2019 -- Universal Forest Products, Inc. (Nasdaq: UFPI) today announced a new organizational structure that is designed to position the Company for accelerated sales and profit growth in the coming years and provide more opportunity for its employees.

As of Jan. 1, 2020, the Company will be known as UFP Industries, Inc. The Company will seek to ratify the name change at its April 22, 2020, shareholder meeting.  Under the new structure, also effective Jan. 1, 2020, the Company will be organized around the markets it serves rather than geography. Among other benefits, this will allow for a more specialized and consistent sales approach among all Universal companies, more efficient use of resources and capital, and quicker introduction of new products and services. UFP Industries will continue to trade under the ticker symbol UFPI.

“We have the best team in the industry, and we want to position our people for the greatest success,” said CEO Matthew J. Missad.  “The markets are changing quickly, and we need to not only adapt to changes, but to anticipate future changes. As the complexity in our product offering increases, our teams need to be able to focus on products and services that bring more value to our customers. The only way to lead the next era of growth is from the front.”

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Missad said that while the name Universal Forest Products is a source of pride for employees, it no longer accurately describes what the company does. "UFP Industries, Inc. is a better fit for what we do and for our new organizational structure," he said. “Our companies serve a diverse group of customers, and our products include many materials, not just wood.”

The company will be organized so that each business segment aligns with the market it serves: UFP Retail, UFP Construction and UFP Industrial. These segments will each consist of multiple business units (profit centers) led by entrepreneurial members of the UFP team. Each profit center will have a general manager who will continue to operate his or her facility to enhance customer service, create manufacturing and transportation synergies and improve overall profitability.

Each of these three segments currently exceeds $1 billion in annual revenue. The leaders of these segments will be tasked with doubling sales and profits of their segment over the next 10 years. Those leaders include:

•	Allen Peters, who will become the president and COO of UFP Retail,
•	Patrick Benton, who will become president of UFP Construction, and
•	Scott Worthington, who will become president of UFP Industrial.

During a transition period, Pat Webster will maintain his duties as COO of UFPI and will take on COO responsibility for UFP Construction and UFP Industrial. Jonathan West will become executive vice president of Factory Built Housing in the construction segment. Chad Eastin will become executive vice president of ProWood.

“Our focus is on being the expert solution providers for our customers. This new organization enables us to accomplish that much more efficiently," Missad said. “We believe this is a wonderful opportunity for the companies and people of Universal, and we are excited about the future of UFP Industries. Our teams are up to the challenge, and we know they will continue to excel and to grow their opportunities and the company in new and exciting ways.”

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